Exhibit 15.2
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (Nos. 333-283098, 333-283426) on Form S-8 of our report dated February 27, 2025, with respect to the consolidated financial statements of Sunrise Communications AG.

/s/ KPMG AG

Zurich, Switzerland
February 28, 2025